PVH CORP. REPORTS STRONG 2022 FOURTH QUARTER RESULTS ABOVE GUIDANCE; 2023 OUTLOOK REFLECTS STRONG EPS GROWTH

•2022 fourth quarter and full year revenue exceeded guidance:
◦Fourth quarter revenue increased 2% to $2.489 billion compared to the prior year period (increased 8% on a constant currency basis); guidance was a decrease of approximately 4% (an increase of approximately 4% on a constant currency basis)
◦Full year 2022 revenue decreased 1% to $9.024 billion compared to 2021 (increased 5% on a constant currency basis); guidance was a decrease of approximately 3% (an increase of approximately 4% on a constant currency basis)
•2022 fourth quarter and full year EPS exceeded guidance:
◦GAAP basis: $2.18 (fourth quarter) compared to guidance of approximately $0.45 and $3.03 (full year) compared to guidance of approximately $1.37
◦Non-GAAP basis: $2.38 (fourth quarter) compared to guidance of approximately $1.65 and $8.97 (full year) compared to guidance of approximately $8.25
•2023 full year outlook
◦Revenue: Projected to increase 3% to 4% (2% to 3% on a constant currency basis) as compared to 2022
◦Operating margin: Approximately 10%
◦EPS: Approximately $10.00

New York - March 27, 2023 - PVH Corp. [NYSE: PVH] today reported its 2022 fourth quarter and full year results and provided its 2023 outlook.
Stefan Larsson, Chief Executive Officer, commented, “We delivered strong fourth quarter performance with stronger than expected high-single digit constant currency revenue growth and earnings above guidance. Our disciplined execution of the PVH+ Plan, our multi-year, brand-focused, direct-to-consumer and digitally-led strategy enabled us to compete to win despite the challenging macro situation. Since we introduced our PVH+ Plan, we have made significant progress all around the world in driving brand desirability by getting closer to the consumer, creating great products and delivering very strong consumer engagement through impactful talent partnerships.”

Mr. Larsson, added, “Looking ahead, we are entering 2023 with significant momentum, and we will continue to execute the PVH+ Plan with discipline towards our long-term vision to build TOMMY HILFIGER and Calvin Klein into the most desirable lifestyle brands in the world and be one of the highest performing brand groups in our sector.”

Zac Coughlin, Chief Financial Officer, said, “We are well positioned to achieve double-digit EPS growth in 2023 and have a multi-year opportunity ahead of us to drive meaningful top and bottom-line growth. Our plan is built on two of the most powerful brands in the fashion industry, and we are doubling down on the PVH+ Plan growth drivers and focusing on what is within our control to drive sustainable and profitable growth, generate strong cash flows, and deliver attractive returns for our shareholders.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items. References to the Company’s underlying revenue growth refers to the revenue change on a constant currency basis, excluding the impacts of the war in Ukraine, the Heritage Brands transaction and the exit from the Heritage Brands retail business, as applicable.

Fourth Quarter Review:
•Revenue increased 2% compared to the prior year period (increased 8% on a constant currency basis), inclusive of a 1% reduction resulting from the impact of the war in Ukraine, including closures of Company stores in Russia, the cessation of wholesale shipments to Russia and Belarus, and a reduction in wholesale shipments to Ukraine.

The Company’s underlying high single-digit revenue growth compared to the prior year period was driven by growth in both its Tommy Hilfiger and Calvin Klein brand businesses. The increase included strong revenue growth in Europe, as well as growth in North America, particularly in the direct-to-consumer business, despite the challenging global macroeconomic environment. The Company continued to experience negative impacts from the COVID-19 pandemic in China.

◦Direct-to-consumer revenue increased 4% compared to the prior year period (increased 10% on a constant currency basis).

◦Wholesale revenue was flat compared to the prior year period (increased 6% on a constant currency basis).

◦Total digital revenue decreased 8% (decreased 2% on a constant currency basis) compared to exceptionally strong revenue in the prior year period. Digital revenue includes the sales through the Company’s digital commerce businesses and sales to the digital businesses of its traditional and pure play wholesale customers reflected in the direct-to-consumer and wholesale revenues above. Digital penetration as a percentage of total revenue was approximately 20%.

•Gross margin was 55.9% compared to 58.3% in the prior year period. The benefit from price increases and a favorable shift in regional and channel mix were more than offset by higher costs and increased promotional activity due to elevated inventory levels industry-wide.

•Inventory increased 34% compared to the prior year period due to a combination of (i) abnormally low inventory levels in the prior year period, (ii) earlier receipts of inventory, and (iii) higher product costs.

Fourth Quarter Consolidated Results:
•Revenue increased 2% to $2.489 billion compared to the prior year period (increased 8% on a constant currency basis), inclusive of a 1% reduction resulting from the impact of the war in Ukraine.

◦Tommy Hilfiger revenue increased 3% compared to the prior year period (increased 10% on a constant currency basis)
▪Tommy Hilfiger International revenue increased 3% (increased 11% on a constant currency basis)
▪Tommy Hilfiger North America revenue increased 5%

◦Calvin Klein revenue increased 3% compared to the prior year period (increased 8% on a constant currency basis)
▪Calvin Klein International revenue increased 2% (increased 10% on a constant currency basis)
▪Calvin Klein North America revenue increased 4%

◦Heritage Brands revenue decreased 10% compared to the prior year period.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $297 million, inclusive of a $21 million negative impact due to foreign currency translation, compared to $223 million in the prior year period. Included in the fourth quarter and the prior year period were recognized actuarial gains on retirement plans of $78 million and $49 million, respectively. EBIT on a GAAP basis for the fourth quarter also includes other amounts described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods exclude these amounts.

EBIT on a non-GAAP basis was $215 million, inclusive of a $21 million negative impact due to foreign currency translation, compared to $175 million in the prior year period. The increase was driven by revenue growth on a constant currency basis and lower expenses, partially offset by the lower gross margins discussed above. Expenses decreased compared to the prior year period as the Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”)
◦GAAP basis: $2.18 compared to $5.53 in the prior year period.

◦Non-GAAP basis: $2.38 compared to $2.84 in the prior year period.

EPS on both a GAAP basis and non-GAAP basis for the fourth quarter included the negative impacts of (i) $0.23 per share related to foreign currency translation and (ii) $0.13 per share related to the war in Ukraine.

EPS on a GAAP basis for these periods also included the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods exclude these amounts.

•Interest expense decreased to $22 million from $24 million in the prior year period.

•Effective tax rate was 49.7% on a GAAP basis as compared to (96.0)% in the prior year period. The effective tax rate for the fourth quarter of 2022 included the negative impact resulting from the $417 million pre-tax noncash goodwill impairment charge recorded in the third quarter of 2022, which is non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate in the prior year period included one-time discrete tax benefits of $152 million, principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return. The effective tax rates on a non-GAAP basis for these periods exclude these impacts. The effective tax rate was 21.7% on a non-GAAP basis compared to (33.2)% in the prior year period. Included in the effective tax rate on a non-GAAP basis for the prior year period was a discrete tax benefit related to the resolution of uncertain tax positions.

Full Year 2022 Consolidated Results:
•Revenue decreased 1% to $9.024 billion compared to 2021 (increased 5% on a constant currency basis), inclusive of a 3% negative impact consisting of (i) a 2% reduction resulting from the Heritage Brands transaction (as defined under the heading “Non-GAAP Exclusions”) and the exit from the Heritage Brands Retail business and (ii) a 1% reduction resulting from the war in Ukraine.

◦Tommy Hilfiger revenue decreased 1% compared to 2021 (increased 7% on a constant currency basis)
▪Tommy Hilfiger International revenue decreased 4% (increased 6% on a constant currency basis)
▪Tommy Hilfiger North America revenue increased 9%

◦Calvin Klein revenue increased 3% compared to 2021 (increased 10% on a constant currency basis)
▪Calvin Klein International revenue increased 1% (increased 10% on a constant currency basis)
▪Calvin Klein North America revenue increased 8%

◦Heritage Brands revenue decreased 26% compared to 2021, and includes a 25% decrease resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business.

•EBIT on a GAAP basis was $471 million, inclusive of a $94 million negative impact due to foreign currency translation, compared to $1.077 billion in 2021. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods exclude these amounts.

EBIT on a non-GAAP basis was $857 million, inclusive of a $94 million negative impact due to foreign currency translation, compared to $983 million in 2021.

•EPS
◦GAAP basis: $3.03 compared to $13.25 in 2021.

◦Non-GAAP basis: $8.97 compared to $10.15 in 2021.

EPS on both a GAAP basis and non-GAAP basis for 2022 included the negative impacts of (i) $1.09 per share related to foreign currency translation and (ii) $0.58 per share related to the war in Ukraine, apart from the one-time noncash asset impairments recorded in the second quarter in connection with the Company’s decision to exit from its Russia business discussed under the heading “Non-GAAP Exclusions” later in this release.

EPS on a GAAP basis for these periods also included the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excludes the one-time noncash impairments recorded in the second quarter discussed above and these other amounts.

•Interest expense decreased to $83 million from $104 million in 2021 primarily due to the impact of voluntary debt repayments made in 2021.

•Effective tax rate was 48.4% on a GAAP basis as compared to 2.1% in 2021. The effective tax rate was 23.3% on a non-GAAP basis compared to 17.1% in 2021.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 6.2 million shares of its common stock for approximately $400 million during 2022.

2023 Outlook:
Full Year 2023 Guidance
•Revenue is projected to increase 3% to 4% as compared to 2022 (increase 2% to 3% on a constant currency basis), which reflects a benefit of less than 1% from the 53rd week in 2023.

•Operating margin is projected to be approximately 10%.

•EPS is projected to be approximately $10.00 compared to $3.03 on a GAAP basis and $8.97 on a non-GAAP basis in 2022. The 2023 EPS projection includes the estimated positive impact of approximately $0.15 per share related to foreign currency translation. EPS on a GAAP basis for 2022 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excluded these amounts.

•Interest expense is projected to increase to approximately $100 million compared to $83 million in 2022 primarily due to higher interest rates.

•Effective tax rate is projected to be approximately 24%.

First Quarter 2023 Guidance
•Revenue is projected to be relatively flat as compared to the first quarter of 2022 (increase approximately 3% on a constant currency basis).

•EPS is projected to be approximately $1.90 compared to $1.94 in the first quarter of 2022. The first quarter 2023 EPS projection includes the estimated negative impact of approximately $0.10 per share related to foreign currency translation.

•Interest expense is projected to increase to approximately $23 million compared to $22 million in the first quarter of 2022.

•Effective tax rate is projected to be approximately 24%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax gain of $78 million recorded in the fourth quarter of 2022 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill impairment charge of $417 million recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates.
•Pre-tax costs of $20 million incurred in 2022, consisting of severance related to initial actions under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $17 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Pre-tax net costs of $43 million recorded in 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments and a gain on contract terminations, of which $50 million of charges were recorded in the second quarter and an $8 million gain was recorded in the fourth quarter.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Pre-tax gain of $49 million recorded in the fourth quarter of 2021 related to the recognized actuarial gain on retirement plans.
•One-time discrete tax benefits of $152 million recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the

Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 8 and the section entitled “Reconciliations of Constant Currency Revenue” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its fourth quarter earnings release on Tuesday, March 28, 2023 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, and the 2021 sale of assets of, and exit from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the recent announcement that we intend to bring in-house most of the product categories currently licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Net sales	$2,362.5	$2,313.7	$8,544.9	$8,723.7
Royalty revenue	98.3	92.1	372.0	340.1
Advertising and other revenue	27.9	23.9	107.3	90.9
Total revenue	$2,488.7	$2,429.7	$9,024.2	$9,154.7

Gross profit on net sales	$1,264.3	$1,300.3	$4,643.6	$4,893.1
Gross profit on royalty, advertising and other revenue	126.2	116.0	479.3	431.0
Total gross profit	1,390.5	1,416.3	5,122.9	5,324.1

Selling, general and administrative expenses	1,182.6	1,255.2	4,377.4	4,453.9

Goodwill impairment			417.1

Non-service related pension and postretirement income	(81.7)	(52.6)	(91.9)	(64.1)

Other gain				(118.9)

Equity in net income of unconsolidated affiliates	7.8	9.6	50.4	23.7

Earnings before interest and taxes	297.4	223.3	470.7	1,076.9

Interest expense, net	21.6	23.9	82.5	104.2

Pre-tax income	275.8	199.4	388.2	972.7

Income tax expense (benefit)	137.1	(191.4)	187.8	20.7

Net income	138.7	390.8	200.4	952.0

Less: Net loss attributable to redeemable non-controlling interest (1)				(0.3)

Net income attributable to PVH Corp.	$138.7	$390.8	$200.4	$952.3

Diluted net income per common share attributable to PVH Corp. (2)	$2.18	$5.53	$3.03	$13.25

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Depreciation and amortization expense	$76.2	$80.1	$301.5	$313.3

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, managed and effectively owned all economic interests in the joint venture. The Company closed in the fourth quarter of 2021 the manufacturing facility that was the joint venture’s sole operation.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended January 29, 2023 and January 30, 2022 on a non-GAAP basis by excluding (i) the recognized actuarial gains on retirement plans in the fourth quarters of 2022 and 2021; (ii) the net costs incurred in connection with the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, consisting of noncash asset impairments, contract termination and other costs, and severance recorded in the second quarter of 2022, partially offset by a gain on contract terminations recorded in the fourth quarter of 2022; (iii) the gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); (iv) the noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates; (v) the costs incurred in the third and fourth quarters of 2022 related to initial actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, (the “2022 cost savings initiative”), consisting of severance; (vi) the costs incurred in the first, second and third quarters of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (vii) the costs incurred in the first and second quarters of 2021 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets, and contract termination and other costs; (viii) the gain recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (ix) the costs incurred in the third quarter of 2021 in connection with the Heritage Brands transaction, consisting of severance; (x) the tax effects associated with the foregoing pre-tax items and (xi) the one-time discrete tax benefits recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,186.6		$4,314.2	$4,379.7
Goodwill impairment (2)			—
Non-service related pension and postretirement income (3)	(3.3)	$(3.9)	(13.5)	(15.4)
Other gain (4)				—
Equity in net income of unconsolidated affiliates (5)			34.3
Earnings before interest and taxes (6)	215.0	174.6	856.5	983.5
Income tax expense (benefit) (7)	42.0	(50.0)	180.4	150.5
Net income attributable to PVH Corp. (8)	151.4	200.7	593.6	729.1
Diluted net income per common share attributable to PVH Corp. (9)	$2.38	$2.84	$8.97	$10.15

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP other gain to other gain on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7) Please see Table 8 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Net income attributable to PVH Corp.	$138.7	$390.8	$200.4	$952.3

Diluted net income per common share attributable to PVH Corp. (1)	$2.18	$5.53	$3.03	$13.25

Pre-tax items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint				47.6

SG&A expenses associated with exiting the Heritage Brands Retail business				21.1

SG&A expenses associated with the Heritage Brands transaction				5.5

SG&A expenses associated with the Company’s decision to exit from its Russia business	(7.5)		43.0

SG&A expenses associated with the 2022 cost savings initiative	3.5		20.2

Goodwill impairment			417.1

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(78.4)	(48.7)	(78.4)	(48.7)

Gain in connection with the Heritage Brands transaction (recorded in other gain)				(118.9)

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)			(16.1)

Tax effects of the pre-tax items above (2)	95.1	10.7	7.4	22.3

One-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return		(152.1)		(152.1)

Net income on a non-GAAP basis attributable to PVH Corp.	$151.4	$200.7	$593.6	$729.1

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp. (1)	$2.38	$2.84	$8.97	$10.15

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Earnings before interest and taxes	$297.4	$223.3	$470.7	$1,076.9

Items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint				47.6

SG&A expenses associated with exiting the Heritage Brands Retail business				21.1

SG&A expenses associated with the Heritage Brands transaction				5.5

SG&A expenses associated with the Company’s decision to exit from its Russia business	(7.5)		43.0

SG&A expenses associated with the 2022 cost savings initiative	3.5		20.2

Goodwill impairment			417.1

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(78.4)	(48.7)	(78.4)	(48.7)

Gain in connection with the Heritage Brands transaction (recorded in other gain)				(118.9)
Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)			(16.1)

Earnings before interest and taxes on a non-GAAP basis	$215.0	$174.6	$856.5	$983.5

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended	Year Ended
	1/29/23	1/29/23	1/30/22

SG&A expenses	$1,182.6	$4,377.4	$4,453.9

Items excluded:

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint			(47.6)

Expenses associated with exiting the Heritage Brands Retail business			(21.1)

Expenses associated with the Heritage Brands transaction			(5.5)

Expenses associated with the Company’s decision to exit from its Russia business	7.5	(43.0)

Expenses associated with the 2022 cost savings initiative	(3.5)	(20.2)

SG&A expenses on a non-GAAP basis	$1,186.6	$4,314.2	$4,379.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliation of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis

Year Ended
1/29/23

Goodwill impairment	$417.1

Item excluded:

Goodwill impairment	(417.1)

Goodwill impairment on a non-GAAP basis	$—

Table 5 - Reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Non-service related pension and postretirement income	$(81.7)	$(52.6)	$(91.9)	$(64.1)

Item excluded:

Actuarial gain on retirement plans	78.4	48.7	78.4	48.7

Non-service related pension and postretirement income on a non-GAAP basis	$(3.3)	$(3.9)	$(13.5)	$(15.4)

Table 6 - Reconciliation of GAAP other gain to other gain on a non-GAAP basis

Year Ended
1/30/22

Other gain	$(118.9)

Item excluded:

Gain in connection with the Heritage Brands transaction	118.9

Other gain on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 7 - Reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Year Ended
1/29/23

Equity in net income of unconsolidated affiliates	$50.4

Item excluded:

Gain in connection with the Karl Lagerfeld transaction	(16.1)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$34.3

Table 8 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/23	1/30/22	1/29/23	1/30/22

Income tax expense (benefit)	$137.1	$(191.4)	$187.8	$20.7

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(95.1)	(10.7)	(7.4)	(22.3)

One-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return		152.1		152.1

Income tax expense (benefit) on a non-GAAP basis	$42.0	$(50.0)	$180.4	$150.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	1/29/23			1/30/22
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$138.7	$(12.7)	$151.4	$390.8	$190.1	$200.7

Weighted average common shares	63.1		63.1	69.6		69.6
Weighted average dilutive securities	0.6		0.6	1.0		1.0
Total shares	63.7		63.7	70.6		70.6

Diluted net income per common share attributable to PVH Corp.	$2.18		$2.38	$5.53		$2.84

	Year Ended			Year Ended
	1/29/23			1/30/22
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$200.4	$(393.2)	$593.6	$952.3	$223.2	$729.1

Weighted average common shares	65.7		65.7	70.8		70.8
Weighted average dilutive securities	0.5		0.5	1.1		1.1
Total shares	66.2		66.2	71.9		71.9

Diluted net income per common share attributable to PVH Corp.	$3.03		$8.97	$13.25		$10.15

(1) Represents the impact on net income in the periods ended January 29, 2023 from the elimination of (i) the recognized actuarial gain on retirement plans, (ii) the net costs related to the Company’s decision to exit from its Russia business; (iii) the gain recorded in connection with the Karl Lagerfeld transaction; (iv) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; (v) the costs related to the 2022 cost savings initiative; and (vi) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended January 30, 2022 from the elimination of (i) the recognized actuarial gain on retirement plans, (ii) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (iii) the costs related to exiting the Heritage Brands Retail business; (iv) the gain recorded in connection with the Heritage Brands transaction; (v) the costs related to the Heritage Brands transaction; (vi) the tax effects associated with the foregoing pre-tax items and (vii) the one-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	1/29/23	1/30/22
ASSETS
Current Assets:
Cash and Cash Equivalents	$550.7	$1,242.5
Receivables	945.2	765.3
Inventories	1,802.6	1,348.5
Other	281.9	297.4
Total Current Assets	3,580.4	3,653.7
Property, Plant and Equipment	904.0	906.1
Operating Lease Right-of-Use Assets	1,295.7	1,349.0
Goodwill and Other Intangible Assets	5,608.9	6,135.9
Other Assets	379.3	352.1
	$11,768.3	$12,396.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,255.7	$2,366.5
Current Portion of Operating Lease Liabilities	353.7	375.4
Short-Term Borrowings	46.2	10.8
Current Portion of Long-Term Debt	111.9	34.8
Other Liabilities	671.1	788.5
Long-Term Portion of Operating Lease Liabilities	1,140.0	1,214.4
Long-Term Debt	2,177.0	2,317.6
Stockholders’ Equity	5,012.7	5,288.8
	$11,768.3	$12,396.8

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	1/29/23	1/30/22
Tommy Hilfiger North America
Net sales	$354.1	$338.2
Royalty revenue	23.8	20.8
Advertising and other revenue	5.6	4.9
Total	383.5	363.9

Tommy Hilfiger International
Net sales	936.4	914.5
Royalty revenue	15.6	14.3
Advertising and other revenue	5.6	4.1
Total	957.6	932.9

Total Tommy Hilfiger
Net sales	1,290.5	1,252.7
Royalty revenue	39.4	35.1
Advertising and other revenue	11.2	9.0
Total	1,341.1	1,296.8

Calvin Klein North America
Net sales	333.0	320.4
Royalty revenue	43.9	42.6
Advertising and other revenue	13.4	12.0
Total	390.3	375.0

Calvin Klein International
Net sales	612.5	599.6
Royalty revenue	14.8	14.3
Advertising and other revenue	3.1	2.7
Total	630.4	616.6

Total Calvin Klein
Net sales	945.5	920.0
Royalty revenue	58.7	56.9
Advertising and other revenue	16.5	14.7
Total	1,020.7	991.6

Heritage Brands Wholesale
Net sales	126.5	141.0
Royalty revenue	0.2	0.1
Advertising and other revenue	0.2	0.2
Total	126.9	141.3

Total Revenue
Net sales	2,362.5	2,313.7
Royalty revenue	98.3	92.1
Advertising and other revenue	27.9	23.9
Total	$2,488.7	$2,429.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/29/23			1/30/22
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$9.4	$(0.5)	$9.9	$2.8		$2.8

Tommy Hilfiger International	165.2	4.7	160.5	143.5		143.5

Total Tommy Hilfiger	174.6	4.2	170.4	146.3		146.3

Calvin Klein North America	24.5	(0.6)	25.1	18.6		18.6

Calvin Klein International	65.0	1.6	63.4	71.4		71.4

Total Calvin Klein	89.5	1.0	88.5	90.0		90.0

Heritage Brands Wholesale	9.9	(0.4)	10.3	0.8		0.8

Corporate	23.4	77.6	(54.2)	(13.8)	$48.7	(62.5)

Total earnings before interest and taxes	$297.4	$82.4	$215.0	$223.3	$48.7	$174.6

(1) The adjustments for the quarter ended January 29, 2023 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain on contract terminations related to the Company’s decision to exit from its Russia business; and (iii) the costs related to the 2022 cost savings initiative.

(2) The adjustment for the quarter ended January 30, 2022 represents the elimination of the recognized actuarial gain on retirement plans.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	1/29/23	1/30/22
Tommy Hilfiger North America
Net sales	$1,185.0	$1,086.0
Royalty revenue	86.0	79.0
Advertising and other revenue	21.7	19.8
Total	1,292.7	1,184.8

Tommy Hilfiger International
Net sales	3,282.1	3,446.6
Royalty revenue	61.9	56.8
Advertising and other revenue	20.7	15.5
Total	3,364.7	3,518.9

Total Tommy Hilfiger
Net sales	4,467.1	4,532.6
Royalty revenue	147.9	135.8
Advertising and other revenue	42.4	35.3
Total	4,657.4	4,703.7

Calvin Klein North America
Net sales	1,205.6	1,129.5
Royalty revenue	170.1	145.6
Advertising and other revenue	54.7	46.6
Total	1,430.4	1,321.7

Calvin Klein International
Net sales	2,290.3	2,283.1
Royalty revenue	53.1	48.3
Advertising and other revenue	9.6	7.2
Total	2,353.0	2,338.6

Total Calvin Klein
Net sales	3,495.9	3,412.6
Royalty revenue	223.2	193.9
Advertising and other revenue	64.3	53.8
Total	3,783.4	3,660.3

Heritage Brands Wholesale
Net sales	581.9	702.9
Royalty revenue	0.9	10.4
Advertising and other revenue	0.6	1.8
Total	583.4	715.1

Heritage Brands Retail
Net sales		75.6
Royalty revenue
Advertising and other revenue
Total		75.6

Total Heritage Brands
Net sales	581.9	778.5
Royalty revenue	0.9	10.4
Advertising and other revenue	0.6	1.8
Total	583.4	790.7

Total Revenue
Net sales	8,544.9	8,723.7
Royalty revenue	372.0	340.1
Advertising and other revenue	107.3	90.9
Total	$9,024.2	$9,154.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/29/23			1/30/22
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(175.4)	$(181.9)	$6.5	$21.2	$(1.7)	$22.9

Tommy Hilfiger International	514.8	(34.1)	548.9	654.2	(8.9)	663.1

Total Tommy Hilfiger	339.4	(216.0)	555.4	675.4	(10.6)	686.0

Calvin Klein North America	(81.9)	(167.2)	85.3	78.0	(2.1)	80.1

Calvin Klein International	252.6	(92.2)	344.8	377.6	(6.4)	384.0

Total Calvin Klein	170.7	(259.4)	430.1	455.6	(8.5)	464.1

Heritage Brands Wholesale	47.4	(2.6)	50.0	160.9	113.4	47.5

Heritage Brands Retail				(33.9)	(21.1)	(12.8)

Total Heritage Brands	47.4	(2.6)	50.0	127.0	92.3	34.7

Corporate	(86.8)	92.2	(179.0)	(181.1)	20.2	(201.3)

Total earnings before interest and taxes	$470.7	$(385.8)	$856.5	$1,076.9	$93.4	$983.5

(1) The adjustments for the year ended January 29, 2023 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the net costs related to the Company’s decision to exit from its Russia business; (iii) the gain recorded in connection with the Karl Lagerfeld transaction; (iv) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; and (v) the costs related to the 2022 cost savings initiative.

(2) The adjustments for the year ended January 30, 2022 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (iii) the costs related to exiting the Heritage Brands Retail business; (iv) the gain recorded in connection with the Heritage Brands transaction; and (v) the costs related to the Heritage Brands transaction.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Reconciliations of 2022 Constant Currency Revenue

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	1/29/23	1/30/22

Tommy Hilfiger International	$957.6	$932.9	2.6%	(8.7)%	11.3%
Total Tommy Hilfiger	1,341.1	1,296.8	3.4%	(6.5)%	9.9%

Calvin Klein International	630.4	616.6	2.2%	(7.8)%	10.0%
Total Calvin Klein	1,020.7	991.6	2.9%	(5.1)%	8.0%

Total Revenue	$2,488.7	$2,429.7	2.4%	(5.6)%	8.0%

Total Direct-to-Consumer	$1,254.7	$1,209.1	3.8%	(6.2)%	10.0%
Wholesale	$1,107.8	$1,104.6	0.3%	(5.6)%	5.9%
Total Digital	$521.7	$569.9	(8.5)%	(6.1)%	(2.4)%

	GAAP Revenue		% Change
	Year Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	1/29/23	1/30/22

Tommy Hilfiger International	$3,364.7	$3,518.9	(4.4)%	(10.8)%	6.4%
Total Tommy Hilfiger	4,657.4	4,703.7	(1.0)%	(8.2)%	7.2%

Calvin Klein International	2,353.0	2,338.6	0.6%	(9.7)%	10.3%
Total Calvin Klein	3,783.4	3,660.3	3.4%	(6.3)%	9.7%

Total Revenue	$9,024.2	$9,154.7	(1.4)%	(6.8)%	5.4%

PVH CORP.
Reconciliations of Constant Currency Revenue (continued)

Reconciliations of 2023 Constant Currency Revenue
	Full Year 2023 (Estimated)	First Quarter 2023 (Estimated)

GAAP revenue increase	3% to 4%	—%
Positive (negative) impact of foreign exchange	1%	(3)%
Non-GAAP revenue increase on a constant currency basis	2% to 3%	3%